Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
UDR, Inc.
We consent to the use of our report dated April 29, 2011, with respect to the statement of revenues and certain expenses of 10 Hanover Square for the year ended December 31, 2010, incorporated by reference herein. We further consent to the reference to our firm under the heading “Experts” in the registration statement.
/s/ Ehrhadt Keefe Steiner & Hottman PC
Denver, Colorado
August 30, 2011